EXHIBIT 3.4

AMENDMENT NO.  1

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOLDEN OVAL EGGS, LLC

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Golden Oval Eggs, LLC a Delaware limited liability company (the “Company”), is dated as of February 15, 2008.

WHEREAS, the Company is governed by the terms of that certain Amended and Restated Limited Liability Company Agreement, dated as of August 31, 2004, as amended by that certain Certificate of Designation - Class B Units, dated as of June 30, 2006 (collectively, the “Operating Agreement”), ;

WHEREAS, Sections 3.2(a) and 6.1(b) of the Operating Agreement grant the Company’s Board of Managers the authority to amend Section 3.2(a) for designations of Class and issuance of Units without Member approval;

WHEREAS, the Board of Managers, by unanimous written consent dated February 15, 2008, did approve and adopt this Amendment to the Operating Agreement; and

WHEREAS, all capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Operating Agreement.

NOW THEREFORE, the Company does hereby amend the Operating Agreement according to the terms set forth herein:

1.             Class A Units.  The Interests of the Unitholders initially designated as “Class A Units” in Section 3.2(a) of the Operating Agreement are hereby renamed as “Class A Common Units.”  No change is made to any rights, powers, preferences or privileges granted to such Units or the holders of such Units in the Operating Agreement.

2.             Class B Units.  Effective immediately upon the time that no Class B Units are issued and outstanding, the Class B Units, as a class of Interest of the Unitholders, shall be terminated and be of no further force and effect.  Concurrent with such termination, the Certificate of Designation - Class B Units, dated as of June 30, 2006, shall also be terminated and no longer considered part of the Operating Agreement.  At and after such time, the Company shall not issue any Class B Units, except following prior action by the Board in accordance with the Operating Agreement then in effect, to recreate Units called “Class B Units.”

3.             No Other Amendment.  Except as expressly set forth herein, the Operating Agreement remains unchanged and in full force and effect.

4.             Interpretation.  This Amendment will be construed in accordance with the terms of the Operating Agreement, as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

GOLDEN OVAL EGGS, LLC

By:	/s/ Dana Persson
Name: Dana Persson
Title: President and Chief Executive Officer